Exhibit 16.1

May 23, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Commissioners:

We have read the statements (copy attached) made by Newtek Business Services, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Newtek Business Services, Inc. dated May 23, 2013. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

CohnReznick LLP